EXHIBIT 99.1

TOR Minerals International Reports Second Quarter Financial Results
 Posts Record Revenue and Net Income

CORPUS CHRISTI, Texas, July 26, 2012 - TOR Minerals International (Nasdaq: TORM), producer of synthetic titanium dioxide and color pigments, specialty aluminas, and other high performance mineral fillers, today announced its financial results for the second quarter ended June 30, 2012. Highlights for the second quarter of 2012 as compared to the second quarter of 2011 included:

  2Q12 revenue increased 35percent to $14.1 million
  2Q12 diluted net income increased 57 percent to $1.6 million
  2Q12 diluted EPS: $0.45 versus 2Q11 diluted EPS: $0.30
Revenue by Product Group (in 000's)	2Q12	2Q11	% Change
TiO2 Pigments	$7,485	$5,043	48%
Specialty Aluminas	4,918	4,449	11%
Other	1,705	997	71%
Total	$14,108	$10,489	35%

Net sales increased 35 percent during the second quarter of 2012 due to increases in all three of the Company's primary product categories. Sales of titanium dioxide (TiO2) pigments, which include HITOX®, TIOPREM® and synthetic rutile products, increased 48 percent to $7.5 million, as increased sales volume in North America, third party sales of synthetic rutile, and higher prices more than offset decreased pigment sales volumes in other areas of the world.  Sales of specialty alumina, which includes the ALUPREM®, HALTEX® and OPTILOAD® product groups, increased 11 percent during the second quarter of 2012.  The increase in alumina sales was due primarily to an increase in sales volume to a significant U.S. customer, which was partially offset by a decrease in European sales volume.

Commenting on sales trends, Dr. Olaf Karasch, Chief Executive Officer, said, "In addition to higher average selling prices, the growth of our pigment business reflects the markets re-discovery of our colored TiO2 pigments as a partial replacement for commodity TiO2 and other colored pigments in paint and plastic formulations.  Many new customers are realizing the value-added characteristics of our niche specialty mineral products and are transitioning from sample to production order quantities, particularly in North America, our largest market."

Margin Table	2Q12	2Q11	Change
Gross Margin	26.0%	22.0%	+ 400 basis points
Operating Margin	15.6%	11.2%	+ 440 basis points
Net Margin	11.1%	9.4%	+ 170 basis points

During the second quarter of 2012, favorable trends in pricing and product mix more than offset increased raw material and energy costs. As a result, gross margin improved 410 basis points year over year to 26.0 percent of sales.  Operating income increased to $2.2 million, or 15.6 percent of sales, compared to operating income of $1.2 million, or 11.1 percent of sales, reported during the same period a year ago.

"We continue to demonstrate the earnings leverage in our business model as our bottom line grew at more than twice the rate of revenue during the first half of the year," said Dr. Karasch.  "While we expect cost pressures from raw materials and energy to continue during the balance of the year, increased utilization, favorable pricing, and improved efficiencies should offset these factors and drive continued earnings growth."

"We posted our 7th quarter of year-over-year improvement in revenue and earnings as our new products continued to gain market acceptance and we continued to benefit from earnings leverage and operating efficiencies," said Dr. Karasch.  "We have differentiated products, low cost manufacturing techniques, and a culture that fosters continued innovation.  Combined with the right strategies, our goal is to continue to deliver on our targeted growth of 15% to 20% over the next three to five years," concluded Dr. Karasch.

TOR Minerals will host a conference call at 5:00 p.m. Eastern, 4:00 p.m. Central Time, on July 26, 2012, to further discuss second quarter results. The call will be simultaneously webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 397569.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

 This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information
Dave Mossberg
Three Part Advisors, LLC
817 310-0051

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
NET SALES	$14,108	$10,489	$26,916	$20,074
Cost of sales	10,441	8,183	20,059	15,677
GROSS MARGIN	3,667	2,306	6,857	4,397
Technical services and research and development	101	66	183	132
Selling, general and administrative expenses	1,359	1,065	2,583	2,224
OPERATING INCOME	2,207	1,175	4,091	2,041
OTHER EXPENSE:
Interest expense	(112)	(101)	(254)	(197)
Gain (loss) on foreign currency exchange rate	(20)	(9)	3	(57)
Other, net	1	7	1	7
INCOME BEFORE INCOME TAX	2,076	1,072	3,841	1,794
Income tax expense	517	91	886	138
NET INCOME	$1,559	$981	$2,955	$1,656
Less: Preferred Stock Dividends	-	-	-	15
Basic Income Available to Common Shareholders	$1,559	$981	$2,955	$1,641
Plus: 6% Convertible Debenture Interest Expense	14	22	36	44
Plus: Preferred Stock Dividends	-	-	-	15
Diluted Income Available to Common Shareholders	$1,573	$1,003	$2,991	$1,700

Income per common share:
Basic	$0.56	$0.47	$1.14	$0.81
Diluted	$0.45	$0.30	$0.87	$0.53

Weighted average common shares outstanding:
Basic	2,769	2,091	2,585	2,017
Diluted	3,462	3,293	3,451	3,216

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,064	$3,381
Trade accounts receivable, net	7,489	4,921
Inventories	24,000	18,673
Other current assets	1,451	832
Total current assets	35,004	27,807
PROPERTY, PLANT AND EQUIPMENT, net	20,812	20,138
OTHER ASSETS	23	22
Total Assets	$55,839	$47,967

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,649	$3,222
Accrued expenses	1,824	1,754
Notes payable under lines of credit	3,687	2,886
Export credit refinancing facility	3,554	1,254
Current deferred tax liability	50	46
Current maturities - capital leases	72	28
Current maturities of long-term debt - financial institutions	813	813
Current maturities of long-term debt - convertible debentures	-	91
Total current liabilities	14,649	10,094
LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES
Capital leases	21	34
Long-term debt - financial institutions	2,764	2,668
Long-term debt - convertible debentures, net	-	1,127
DEFERRED TAX LIABILITY	829	619
Total liabilities	18,263	14,542
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock $1.25 par value: authorized, 6,000 shares; 2,965 and 2,400 shares issued and outstanding at 6/30/2012 and 12/31/2011, respectively	3,704	2,999
Additional paid-in capital	28,931	28,222
Retained earnings (Accumulated deficit)	1,196	(1,759)
Accumulated other comprehensive income:
Cumulative foreign currency translation adjustment	3,745	3,963
Total shareholders' equity	37,576	33,425
Total Liabilities and Shareholders' Equity	$55,839	$47,967

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$2,955	$1,656
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,179	1,015
Share-based compensation	58	46
Convertible debenture interest expense	22	34
Deferred income taxes	215	126
Changes in working capital:
Trade accounts receivables	(2,591)	(1,427)
Inventories	(5,372)	(4,028)
Other current assets	(625)	(112)
Accounts payable and accrued expenses	1,542	3,254
Net cash (used in) provided by operating activities	(2,617)	564

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(2,031)	(1,874)
Net cash used in investing activities	(2,031)	(1,874)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from lines of credit	823	407
Net proceeds from export credit refinancing facility	2,303	274
Net proceeds from (payments on) capital leases	31	(43)
Proceeds from long-term bank debt	536	-
Payments on long-term bank debt	(399)	(262)
Proceeds from the issuance of common stock, and exercise of common stock options	115	606
Preferred stock dividends paid	-	(30)
Net cash provided by financing activities	3,409	952
Effect of foreign currency exchange rate fluctuations on cash and cash equivalents	(78)	93
Net decrease in cash and cash equivalents	(1,317)	(265)
Cash and cash equivalents at beginning of year	3,381	2,559
Cash and cash equivalents at end of period	$2,064	$2,294

Supplemental cash flow disclosures:
Interest paid	$254	$197
Non-cash financing activities:
Conversion of debentures	$1,240	$25